Exhibit 99.1

Waxman Industries, Inc. Reports
Fiscal 2003 Fourth Quarter and Fiscal Year Results

     Bedford Heights, Ohio — August 28, 2003 — Waxman Industries, Inc. (OTCBB-WAXM), a leading supplier of specialty plumbing, floor and surface protection and other hardware products to the repair and remodeling market, reported its revenue and earnings for the fiscal 2003 fourth quarter and year ended June 30, 2003.

Operating Results

     Net sales for the Company’s wholly-owned operations for the three months ended June 30, 2003 amounted to $17.7 million, as compared to $18.0 million in the comparable prior year period. The reduction in net sales is primarily due to a decrease in sales to Kmart, which was largely offset by increases in sales to other retailers in the fiscal 2003 fourth quarter. The Company expects to continue offsetting the reduced level of sales to Kmart with sales increases with other retail and industrial customers.

     The Company reported operating income of $293,000 for the fiscal 2003 fourth quarter, as compared to operating loss of $81,000 in the comparable quarter in fiscal 2002. In the fiscal 2003 fourth quarter ended June 30th, the Company reported a slight foreign exchange loss as compared to a foreign exchange losses of $0.2 million in the same quarter last year. The Company also experienced higher SG&A costs associated with the expansion effort of its industrial sales segment in both periods. The Company’s net interest expense for the fiscal 2003 fourth quarter amounted to $137,000, as compared to $159,000 in the fiscal 2002 fourth quarter. Average borrowings were lower due to improvements in cash flow and the Company’s focus on generating working capital.

     For the quarters ended June 30, 2003 and 2002, the Company reported net tax benefits of $40,000 and $184,000, respectively, which a tax benefit from the favorable resolution of a state tax assessment and other tax matters. Net income for the fiscal 2003 fourth quarter ended June 30, 2003 amounted to $225,000, or $0.19 per basic and fully diluted share, as compared to a net loss of $56,000, or $0.05 per basic and diluted share, in the fiscal 2002 fourth quarter.

     The Company’s net sales for fiscal 2003 were $67.1 million as compared to $70.4 million in fiscal 2002. The decrease is primarily due to a $4.9 million reduction in sales to Kmart, which was partially offset by an increase in sales to industrial customers and other retailers. Operating income for fiscal 2003 was $495,000, as compared to $1,543,000 in fiscal 2002, and net income for fiscal 2003 amounted to $421,000, or $0.35 per share, as compared to $1,585,000, or $1.30 per share, in fiscal 2002.

FOR INFORMATION, CONTACT:

(440) 439-1830
Armond Waxman, President
Mark Wester, CFO

As discussed earlier, operating results in fiscal 2003 were primarily affected by lower sales to Kmart in each quarter as compared to the same periods in the prior fiscal year.

     Commenting on the fiscal 2003 fourth quarter and fiscal year results, Armond Waxman, President and Co-Chief Executive Officer said; “We believe that the progress made in the industrial sales segment of our business and with existing and new retail customers is beginning to balance the sharp reduction in sales to Kmart. The solid gains we are making should lead to continuing improvements in the future.” At June 30, 2003, the Company had total debt of $8.6 million, as compared to $8.8 million at June 30, 2002.

     Waxman Industries, Inc. is a leading supplier of specialty plumbing, floor and surface protection and other hardware products to the repair and remodeling market. Through its wholly-owned subsidiaries, Waxman Consumer Products Group and WAMI Sales, the Company distributes products to a wide variety of national and regional retailers and wholesalers in the United States. Through its Asian operations, TWI and CWI, the Company manufactures, sources, assembles and packages plumbing and other products for sale to Waxman’s U.S. based operations. Through its TWI Industrial operation, the Company also distributes plumbing and hardware products worldwide to manufacturers, O.E.M. customers, wholesalers, retailers and other industrial customers.

CAUTIONARY STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Statements on this Press Release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on the beliefs of the Company and its management. When used in this document, the words “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “should,” and similar expressions are intended to identify forward-looking statements. Such statements reflect the current view of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions, including, but not limited to, risks associated with currently unforeseen competitive pressures, the ability of the Company to generate or access sufficient liquidity for growth and risks affecting the Company’s industry, such as decreased consumer spending, customer concentration issues and the effects of general economic conditions. In addition, the Company’s business, operations and financial condition are subject to the risks, uncertainties and assumptions which are described in the Company’s reports and statements filed from time to time with the Securities and Exchange Commission. Should one or more of those risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein.

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Financial tables follow

WAXMAN INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three and Twelve Months Ended June 30, 2003 and 2002
(Audited)

	Three Months Ended		Twelve Months Ended
(in thousands, except per share data)	June 30,		June 30,

	2003	2002	2003	2002

Net sales	$17,701	$18,024	$67,142	$70,425

Cost of sales	11,701	11,958	44,689	47,253

Gross profit	6,000	6,066	22,453	23,172

Selling, general and administrative expenses	5,707	6,147	21,958	21,629

Operating income (loss)	293	(81)	495	1,543

Other income	29	—	210	94

Interest expense, net	137	159	531	723

Income (loss) before income taxes	185	(240)	174	914

(Benefit) provision for income taxes	(40)	(184)	(247)	(671)

Net income (loss)	$225	$(56)	$421	$1,585

Other comprehensive income:

Foreign currency translation adjustment	(59)	216	(167)	161

Comprehensive income	$166	$160	$254	$1,746

Basic and diluted income per share:

Net income (loss)	$0.19	$(0.05)	$0.35	$1.30

Weighted average shares outstanding	1,218	1,218	1,218	1,215

WAXMAN INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

June 30, 2003 and 2002

ASSETS
	June 30,	June 30,
	2003	2002
(in thousands)	(Audited)	(Audited)

Current assets:

Cash and cash equivalents	$1,507	$1,420

Trade receivables, net	12,129	11,529

Other receivables	1,236	1,979

Inventories	10,119	10,497

Prepaid expenses	1,299	1,902

Total current assets	26,290	27,327

Property and equipment, net	8,150	8,341

Unamortized debt issuance costs, net	209	315

Receivable from officer’s life insurance policies	3,405	3,265

Notes receivable from related parties	476	574

Other assets	639	474

	$39,169	$40,296

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:

Short-term borrowings	$7,529	$7,596

Current portion of long-term debt	195	235

Accounts payable	5,904	6,754

Accrued liabilities	3,605	3,975

Total current liabilities	17,233	18,560

Term loan, net of current portion	770	935

Other long-term debt, net of current portion	126	15

Total stockholders’ equity	21,040	20,786

	$39,169	$40,296